Exhibit 99.1

Molson Coors Reports 2018 Full Year and Fourth Quarter Results

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Full Year (FY) Worldwide Brand Volume Decreased 1.9%

FY Net Sales Revenue (NSR)/HL Decreased 0.7%, and Excluding New Revenue Recognition Accounting Impacts FY NSR/HL Decreased 0.1%

FY Net Income of $1.1 Billion ($5.15 Per Share) Decreased 28.7%, and

FY Underlying (Non-GAAP) EPS of $5.04 Increased 12.5%

FY Operating Cash Flow of $2.3 Billion, and Underlying (Non-GAAP) Free Cash Flow of $1.4 Billion

Management Reaffirms Previously Updated 2017-2019 $700 Million Cost Savings Guidance and Announces New $450 Million Cost Savings Plan for 2020-2022

Management Remains Committed to Deleverage Target and Reiterates Dividend Expectations

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4th Quarter (4th Q) Worldwide Brand Volume Decreased 1.5%

4th Q NSR/HL Decreased 0.4%, and Excluding New Revenue Recognition Accounting Impacts NSR/HL Decreased 0.3%

4th Q EPS of $0.35, Down from $3.31, and Underlying (Non-GAAP) EPS of $0.84 Increased 35.5%

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DENVER & MONTREAL--(BUSINESS WIRE)--February 12, 2019--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2018 full year and fourth quarter. Molson Coors president and chief executive officer Mark Hunter said:

"We accomplished much in 2018, delivering strong free cash flow and meeting our deleverage commitments, restoring underlying EBITDA growth in the quarter and second half, premiumizing our portfolio across regions including launching Truss our Canadian cannabis beverage JV, scaling volume and profitability in our fast growing International business and continuing to strengthen our European business. Through the year we further scaled our cost saving program which insulated us in part from the effects of weaker industry demand in North America, higher than anticipated input inflationary pressures and challenges associated with the implementation of our U.S. brewery supply chain system."

Mark continued, "We enter 2019 with a U.S. commercial plan focused on mix and share improvement that is fully resourced and showing early signs of impact against Coors Light, a commercial strategy that is working in Europe and International and continually improving commercial trends in Canada. We are focused on further strong free cash flow delivery and deleverage supported by more than $200 million of cost savings in 2019 and further $450 million across 2020 - 2022. We remain committed to our plan to reinstitute a dividend payout-ratio in the range of 20-25% of annual trailing underlying EBITDA upon achieving 3.75x leverage, which we expect to occur around the middle of 2019."

Consolidated Performance - Full Year 2018

	Twelve Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2018	December 31, 2017 As Restated	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(2)
Net Sales	$10,769.6	$11,002.8	(2.1)%	$58.4	(2.7)%
U.S. GAAP Net income (loss)(1)	$1,116.5	$1,565.6	(28.7)%
Per diluted share	$5.15	$7.23	(28.8)%
Underlying (Non-GAAP) Net income (loss)(2)	$1,091.2	$970.1	12.5%
Per diluted share	$5.04	$4.48	12.5%
Underlying EBITDA (Non-GAAP)(2)	$2,453.7	$2,496.6	(1.7)%	$(4.3)	(1.5)%

Consolidated Performance - Fourth Quarter 2018

	Three Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2018	December 31, 2017 As Restated	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(2)
Net Sales	$2,418.7	$2,579.6	(6.2)%	$(30.8)	(5.0)%
U.S. GAAP Net income (loss)(1)	$76.0	$716.9	(89.4)%
Per diluted share	$0.35	$3.31	(89.4)%
Underlying (Non-GAAP) Net income (loss)(2)	$182.3	$134.3	35.7%
Per diluted share	$0.84	$0.62	35.5%
Underlying EBITDA (Non-GAAP)(2)	$487.7	$481.0	1.4%	$(12.0)	3.9%

(1)	Net income (loss) attributable to MCBC.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Full Year Consolidated Highlights (versus 2017 Results)
  Net Sales: $10.770 billion, decreased 2.1 percent and 2.7 percent in constant currency driven by volume declines in the U.S. and Canada, impacts of adopting the new revenue recognition accounting standard and cycling the indirect tax provision reversal, partially offset by higher global net pricing.
  Volume: Worldwide brand volume of 92.1 million hectoliters decreased 1.9 percent due to lower volume in the U.S. and Canada, partially offset by growth in Europe and International. Financial volume of 96.6 million hectoliters decreased 2.9 percent. Global priority brand volume decreased 3.1 percent.
  Net sales per HL: $111.46 on a reported financial-volume basis, increased 0.9 percent. Net sales per HL on a brand volume basis(1) in constant currency decreased by 0.7 percent, driven by the impacts of cycling the indirect tax provision reversal in Europe and adopting the new revenue recognition accounting standard, partially offset by higher global net pricing. Excluding the impact of the new revenue recognition accounting standard, net sales per hectoliter (brand volume basis) decreased 0.1 percent.
  U.S. GAAP net income attributable to MCBC: decreased 28.7 percent, primarily driven by the one-time income tax benefit recognized in the prior year due to the reduction to the U.S. federal corporate income tax rate as a result of U.S. tax reform. This decline was also driven by unrealized mark-to-market changes on commodity positions and lower volume and cost inflation in the U.S. and Canada, partially offset by the $328 million cash payment received in January 2018 related to a purchase price adjustment to our acquisition of the Miller International business, positive global net pricing, global marketing optimization, general and administrative spend reductions and cost savings, as well as lower interest expense.
  Underlying net income: increased 12.5 percent, driven by positive global net pricing, global marketing optimization, general and administrative spend reductions, cost savings, lower interest expense and lower income tax expense, partially offset by lower volume and cost inflation in the U.S. and Canada.
  Underlying EBITDA: decreased 1.7 percent on a reported basis and decreased 1.5 percent on a constant currency basis, largely driven by the same factors as underlying net income, with the exception of lower interest and income tax expense.
  U.S. GAAP cash from operations: net cash provided by operating activities for full year 2018 was approximately $2.3 billion, which represents an improvement of $465 million from the prior year, primarily driven by the $328 million cash payment received in January 2018 related to the receipt of a purchase price adjustment for our acquisition of the Miller International business, as well as lower pension contributions and lower interest paid, partially offset by unfavorable changes in working capital and lower cash tax receipts.
  Underlying free cash flow: $1.4 billion for full year 2018, which represents a decrease of $27.1 million from the prior year, driven by unfavorable changes in working capital, lower full year underlying EBITDA, lower cash tax receipts and higher cash paid for capital expenditures, partially offset by lower cash paid for pension contributions and interest.

  Debt: Total debt at the end of 2018 was $10.488 billion, and cash and cash equivalents totaled $1.058 billion, resulting in net debt of $9.430 billion. This net debt is more than $1.4 billion lower than at the beginning of the year, driven by the repayment of our CAD 400 million 2.25% notes with cash on hand as part of our deleverage commitment and repayment of outstanding commercial paper as well as higher cash and cash equivalents.
Quarterly Consolidated Highlights (versus Fourth Quarter 2017 Results)
  Net sales: $2.419 billion, decreased 6.2 percent and 5.0 percent in constant currency due to lower volume in the U.S. and Canada, partially offset by higher net pricing.
  Net sales per HL: $112.21 on a reported financial-volume basis, increased 0.3 percent. Net sales per HL on a brand volume basis(1) in constant currency decreased by 0.4 percent, driven by unfavorable sales mix across our segments, partially offset by higher net pricing. Excluding the impact of the new revenue recognition accounting standard, net sales per hectoliter (brand volume basis) decreased 0.3 percent.
  Volume: Worldwide brand volume of 22.0 million hectoliters decreased 1.5 percent, due to lower volume in the U.S. and Canada, partially offset by growth in Europe and International. Financial volume of 21.6 million hectoliters decreased 6.5 percent, driven by lower volume in the U.S., in part due to quarterly timing of wholesaler inventories, as well as lower volume in Canada and International, partially offset by growth in Europe. Global priority brand volume decreased 1.7 percent.
  U.S. GAAP net income attributable to MCBC: totaled $76.0 million for the fourth quarter compared to $716.9 million in the prior year, primarily driven by the one-time income tax benefit recognized in the prior year due to the reduction to the U.S. federal corporate income tax rate as a result of U.S. tax reform. This decline was also driven by unrealized mark-to-market changes on commodity positions and lower volume and cost inflation in the U.S. and Canada, partially offset by positive global net pricing, volume growth and base business performance in Europe and International, global marketing optimization, general and administrative spend reductions and cost savings, as well as lower interest expense.
  Underlying net income: increased 35.7 percent, driven by positive global net pricing, brand volume growth and base business performance in Europe and International, global marketing optimization, general and administrative spend reductions, cost savings, lower interest expense and lower income tax expense, partially offset by lower volume and cost inflation in the U.S. and Canada.
  Underlying EBITDA: increased 1.4 percent on a reported basis and increased 3.9 percent on a constant currency basis, largely driven by the same factors as underlying net income, with the exception of lower interest and income tax expense.

(1) Brand Volume Basis NSR/HL: Effective in the first quarter of 2018, we revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, with all per-hectoliter calculations including owned and actively managed brands, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. See appendix for definitions.

Business Review - Fourth Quarter 2018

Net Sales

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2018	December 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$1,603.8	$1,724.7	(7.0)%	$—	(7.0)%
Canada	322.0	352.9	(8.8)%	(13.1)	(5.0)%
Europe	464.3	473.2	(1.9)%	(16.4)	1.6%
International	57.7	71.4	(19.2)%	(1.5)	(17.1)%
Corporate	0.1	—	N/M	—	N/M
Eliminations(2)	(29.2)	(42.6)	31.5%	0.2	31.0%
Consolidated	$2,418.7	$2,579.6	(6.2)%	$(30.8)	(5.0)%

N/M = Not meaningful
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
(2)	Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2018	December 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$239.3	$224.0	6.8%	$(0.5)	7.1%
Canada	9.1	42.4	(78.5)%	(2.5)	(72.6)%
Europe	33.5	43.1	(22.3)%	(1.4)	(19.0)%
International	(6.7)	(7.5)	10.7%	(0.6)	18.7%
Corporate	(205.9)	(100.4)	(105.1)%	(2.0)	(103.1)%
Consolidated	$69.3	$201.6	(65.6)%	$(7.0)	(62.2)%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Underlying EBITDA (Non-GAAP)(1)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2018	December 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$370.1	$347.9	6.4%	$(0.5)	6.5%
Canada	64.7	79.2	(18.3)%	(5.0)	(12.0)%
Europe	80.7	90.9	(11.2)%	(3.1)	(7.8)%
International	2.8	0.4	N/M	(0.7)	N/M
Corporate	(30.6)	(37.4)	18.2%	(2.7)	25.4%
Consolidated	$487.7	$481.0	1.4%	$(12.0)	3.9%

N/M = Not meaningful
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Segment Highlights (versus Fourth Quarter 2017 Results)

United States Business

  Volume: U.S. brand volume decreased 5.1 percent on a trading-day-adjusted basis for the quarter, driven by lower volume in the premium light and economy segments. Sales-to-wholesalers (STWs), excluding contract brewing, volume declined 8.9 percent driven by lower brand volume as well as quarterly timing of wholesaler inventories. Wholesaler inventories ended 2018 at normal levels due to lower inventories outside of the radius of our Milwaukee brewery, offset by higher inventory levels in the Milwaukee brewery area in preparation for our February system implementation. On a full year basis, brand volume and STWs largely converged as brand volume declined 3.9 percent and STWs declined 4.4 percent.
  Revenue: Net sales per hectoliter (brand volume basis) grew 2.7 percent. Excluding the impact of the new revenue recognition accounting standard, net sales per hectoliter (brand volume basis) grew 2.1 percent primarily as a result of higher net pricing, partially offset by negative sales mix.
  Cost of goods sold (COGS) per hectoliter increased 5.0 percent, driven by aluminum inflation, higher transportation costs and volume deleverage, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense decreased 16.8 percent due to spending optimization and efficiencies, as well as lower employee-related expenses including incremental cost reductions related to the restructuring initiated in the third quarter and lower employee incentive expense.
  On a U.S. GAAP basis, U.S. pretax income increased 6.8 percent to $239.3 million, driven by lower MG&A expenses, higher net pricing and the favorable impact of the new revenue recognition accounting standard, partially offset by lower volumes, cost inflation and negative sales mix.
  U.S. underlying EBITDA increased 6.4 percent to $370.1 million, driven by the same factors as U.S. GAAP results.

Canada Business

  Volume: Canada brand volume decreased 2.0 percent in the fourth quarter, primarily as a result of lower volumes particularly in the West and Ontario, partially offset by growth in Quebec. Financial volume decreased 5.7 percent due to contract manufacturing and brand volume declines as well as distributor inventory reductions.
  Revenue: Net sales per hectoliter (brand volume basis) decreased 0.7 percent in local currency, driven by our adoption of the new revenue recognition accounting standard, which reduced net sales by approximately $11 million in the quarter with a similar benefit to MG&A. Excluding the effect of the new accounting standard, NSR per HL (brand volume basis) increased 2.7 percent in local currency due to higher net pricing.
  COGS per hectoliter increased 7.6 percent in local currency due to one-time charges related to inventory write-offs, cost inflation and unfavorable foreign currency, partially offset by cost savings.
  MG&A expense decreased 11.8 percent in local currency, primarily driven by the approximate $12 million favorable impact of the new revenue recognition accounting standard. Excluding the impact of the new revenue recognition accounting standard, marketing, general and administrative expenses were largely flat.
  On a U.S. GAAP basis, Canada reported pretax income of $9.1 million, a 78.5 percent decrease from the prior year, driven by higher other expense related to the unrealized mark-to-market loss recognized on the HEXO warrants issued in connection with the formation of the Truss joint venture, lower volumes and one-time costs, partially offset by higher net pricing.

  Canada underlying EBITDA decreased 12.0 percent in constant currency to $64.7 million in the quarter, due to the same factors as U.S. GAAP results with the exception of the unrealized mark-to-market losses on the HEXO warrants.

Europe Business

  Volume: Europe brand volume increased 3.3 percent in the fourth quarter versus a year ago, as a result of improved above premium and core brand performance. Europe financial volume increased 3.0 percent.
  Revenue: Europe net sales per hectoliter (brand volume basis) decreased 2.5 percent in local currency, driven by negative pricing due to the impact of adopting recently revised excise-tax guidelines in one of our European markets as well as increasing our investment behind our First Choice Agenda this year.
  COGS per hectoliter increased 0.4 percent in local currency, due to higher fixed overhead costs, inflation and mix shift to higher-cost brands and geographies.
  MG&A expense increased 4.0 percent in local currency, primarily driven by the impact of cycling the partial reversal of a bad debt provision in 2017 partially offset by more efficient brand investments and the impact of adopting the new revenue recognition accounting standard.
  On a U.S. GAAP basis, Europe reported pretax income of $33.5 million, a decrease of 22.3 percent driven by cycling the partial reversal of a bad debt provision in 2017, negative pricing due to the impact of adopting recently revised excise-tax guidelines in one of our European markets as well as increasing our investment behind our First Choice Agenda this year.
  Europe underlying EBITDA decreased 7.8 percent in constant currency to $80.7 million, driven by the same factors as U.S. GAAP results.

International Business

  Volume: International brand volume increased by 1.1 percent in the fourth quarter, driven by organic growth in our focus markets.
  Revenue: Net sales per hectoliter (brand volume basis) decreased 20.2 percent, driven by sales mix changes and shifting to local production in Mexico, partially offset by positive net pricing.
  COGS per hectoliter decreased 5.3 percent, driven by lower integration-related non-core costs and sales mix changes.
  MG&A expense decreased 24.8 percent, driven by lower marketing investments along with lower overhead and integration costs.
  On a U.S. GAAP basis, International segment reported a pretax loss of $6.7 million, an improvement of $0.8 million versus a year ago, driven by shifting to a more profitable business model in Mexico, volume growth in our focus markets, and lower marketing and integration expenses, partially offset by special charges recognized as a result of formally exiting our China business and negative foreign currency movements.
  International underlying EBITDA was $2.8 million in the fourth quarter, compared to $0.4 million a year ago, driven by the same factors as U.S. GAAP results with the exception of special charges related to the impacts of exiting our China business, as well as integration costs.

Corporate

  On a U.S. GAAP basis, Corporate pretax loss on a reported basis was $205.9 million in the fourth quarter compared to a loss of $100.4 million in the prior year, primarily due to unrealized mark-to-market losses on commodity positions compared to gains a year ago, partially offset by lower general and administrative costs, lower interest expense and lower integration costs.

  Corporate underlying EBITDA was a loss of $30.6 million for the fourth quarter versus a $37.4 million loss in the prior year, driven primarily by lower general and administrative costs.
Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	December 31, 2018	% Change	December 31, 2017
Financial Volume(1)	21.556	(6.5)%	23.055
Contract brewing, wholesaler and non-beer volume	(1.781)	(10.3)%	(1.985)
Royalty Volume	1.110	22.4%	0.907
Sales-To-Wholesaler to Sales-To-Retail adjustment	1.126	196.3%	0.380
Total Worldwide Brand Volume(1)	22.011	(1.5)%	22.357

(1) See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Cost Savings Update

  The company delivered $240 million of cost savings, resulting in a total of $495 million delivered to date within the current program. Cost savings for 2019 are expected to be approximately $205 million to generate a total of $700 million over the 3 year period of the 2017 - 2019 program, which exceeds our original goal of $550 million by $150 million.
  Total one-time costs to capture transaction-related synergies were approximately $94 million in 2018, and are now expected to be $230 million over the 2017 - 2019 program, with approximately 70% non-core operating expense and 30% in capital spending. This reflects a $120 million reduction in costs to achieve synergies versus our original expectation.
  We are committed to continuing to deliver cost savings across the organization and are constantly evaluating the business to identify areas for additional savings. Our next generation cost savings program to begin in 2020, is currently expected to deliver approximately $450 million over the 3 year program term and is focused around many of the same functions of the business as the current program. As all of the Acquisition transaction related synergies are expected to be realized by the end of the 2017 - 2019 program, the 2020 - 2022 program reflects ongoing base business savings. With all programs, there are certain one-time investments required to realize these on-going savings. As we will have finalized our integration period related to the Acquisition, all operating expenses and capital spending associated with the 2020 - 2022 program will be reflected within our underlying results.

Effective Income Tax Rates

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
U.S. GAAP effective tax rate - As Restated	(9.2)%	(257.8)%	16.6%	(14.8)%
Underlying effective tax rate	13.7%	28.7%	16.5%	27.1%

  Our effective tax rate was negative 9.2 percent in the fourth quarter of 2018 and was driven by a one-time tax benefit recognized during the quarter. A year ago, our fourth quarter effective tax rate was negative 257.8 percent driven by the recognition of a net discrete tax benefit related to revaluing our deferred tax liabilities as a result of the reduction of the federal statutory corporate income tax rate to 21 percent as part of U.S. tax reform. The increase in our effective tax rate during the full year 2018 was also primarily driven by the previously mentioned impacts of U.S. tax reform, which resulted in a negative full year effective tax rate of 14.8 percent in 2017.
  Our fourth quarter underlying effective tax rate decreased to 13.7 percent from 28.7 percent a year ago, primarily due to the change in the U.S. statutory rate from 35 percent to 21 percent starting in 2018, as well as the above mentioned one time tax benefit recognized in the fourth quarter of 2018. The decrease in our full year underlying tax rate versus the prior year was also primarily driven by the previously mentioned reduction in the U.S. federal statutory rate in 2018.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the fourth quarter, MCBC recognized a net special charge of $18.0 million, largely driven by asset abandonment charges, primarily accelerated depreciation related to brewery closures and charges related to the exit of our China business.
  Additionally during the fourth quarter, we recorded other non-core net charges of $123.7 million, primarily driven by unrealized mark-to-market losses on commodity hedges and warrants and integration-related expenses.

Restatement of Previously Issued Consolidated Financial Statements for Income Tax Accounting Errors

As previously disclosed in our Current Report on Form 8-K filed on February 12, 2019, we will be restating our previously issued financial statements as of and for the years ended December 31, 2017 and 2016 in our 2018 Annual Report on Form 10-K and will be reporting ineffective internal control over financial reporting as of December 31, 2018, due to the existence of a material weakness associated with such restatement. Specifically, in connection with preparing our 2018 financial statements, MCBC identified an error in our 2016 income tax accounting for inside and outside basis differences related to our partnership in MillerCoors which resulted in an understatement of our deferred tax liability and income tax expense, and overstatement of net income by $399.1 million as of and for the year ended December 31, 2016. This deferred tax liability required revaluation in 2017 due to the impacts of the Tax Cuts and Jobs Act which, along with other insignificant errors in the 2017 calculations related to the previously held equity interest in MillerCoors, resulted in an overstatement of our income tax expense and understatement of net income of $151.4 million for the year ended December 31, 2017, and a net cumulative understatement of our deferred tax liability of $247.7 million as of December 31, 2017. The correction of these errors for the consolidated statements of operations for the fourth quarter and full year 2017, and for the balance sheet as of December 31, 2017, are reflected in the tables below. There was no impact to underlying results. These errors also do not have any impact on the previously disclosed cash tax benefits resulting from the Acquisition. See the Company's 2018 Form 10-K filing for additional details.

	Three Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2017
	As Reported	As Restated	As Reported	As Restated
Consolidated Statements of Operations:	(In millions)
Income tax benefit (expense)	$391.7	$519.8	$53.2	$204.6
Net income (loss) attributable to Molson Coors Brewing Company	$588.8	$716.9	$1,414.2	$1,565.6
Basic net income (loss) attributable to Molson Coors Brewing Company per share	$2.73	$3.33	$6.57	$7.27
Diluted net income (loss) attributable to Molson Coors Brewing Company per share	$2.72	$3.31	$6.53	$7.23

	As of
	December 31, 2017
	As Reported	As Restated
Consolidated Balance Sheets	(In millions)
Deferred tax liabilities	$1,648.6	$1,896.3
Retained earnings	$7,206.1	$6,958.4

2019 Outlook

The company expects to achieve the following targets for full year 2019 performance:

  Underlying free cash flow: $1.4 billion, plus or minus 10 percent.
  Capital spending: approximately $700 million, plus or minus 10 percent.
  Cost savings: approximately $700 million for 2017 to 2019 program.
  Consolidated underlying COGS per hectoliter: mid-single digit increase on a constant currency basis.
  Underlying corporate MG&A expense: approximately $180 million, plus or minus 10 percent.
  Underlying depreciation and amortization: approximately $850 million, versus $827 million in 2018, primarily due to planned information systems implementations in the U.S.
  Consolidated net interest expense: approximately $300 million, plus or minus 5 percent.
  International: strong double digit percentage increase to underlying EBITDA in constant currency.
  Underlying effective tax rate in the range of 18 to 22 percent for 2019, which remains subject to additional definitive guidance from the U.S. government regarding the implementation of the tax reform legislation from 2017. The company's preliminary view of its long-term effective tax rate (after 2019) is in the range of 20 to 24 percent.

  Deleverage & Dividend: We remain committed to maintaining our investment grade rating as demonstrated by our achievement of approximately 4x leverage on a rating agency basis at the end of 2018. We further plan to achieve about 3.75x rating agency leverage around the middle of 2019. Additionally, upon achieving about 3.75x leverage, our board's intention is to reinstitute a dividend payout-ratio target in the range of 20-25% of annual trailing underlying EBITDA for the second half of 2019 and ongoing thereafter.
Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2018, compared to the fourth quarter or full year ended December 31, 2017. Prior year results have been adjusted to reflect the retrospective adoption of new pension accounting guidance, as described in the appendix. Prior year results have also been adjusted for the correction of the deferred tax accounting error previously discussed above. Effective in the first quarter of 2018, we revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58 percent economic interest and 50 percent voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2018 Fourth Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2018 fourth quarter and full year results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on April 30, 2019. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability North America Index for the past eight years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; our ability to achieve expected tax benefits, accretion and cost savings relating to the Acquisition; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX

Consolidated Financial Performance

Molson Coors Brewing Company	Three Months Ended December 31, 2018			% Change
(In millions, except per share data) (Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$2,418.7	$—	$2,418.7	(6.2)%	(6.2)%
Net Sales per HL change				0.3%	0.3%
Cost of goods sold	$(1,596.0)	$104.4	$(1,491.6)	5.0%	(4.0)%
Cost of goods sold per HL change				12.3%	2.6%
Gross profit	$822.7	$104.4	$927.1	(22.4)%	(9.6)%
Marketing, general and administrative expenses	$(663.0)	$12.7	$(650.3)	(15.1)%	(14.0)%
Special items, net	$(18.0)	$18.0	$—	97.8%	—%
Operating income (loss)	$141.7	$135.1	$276.8	(47.6)%	2.9%
Interest income (expense), net	$(70.9)	$—	$(70.9)	(16.5)%	(16.5)%
Other pension and postretirement benefits (costs), net	$10.7	$(1.2)	$9.5	(29.1)%	(2.1)%
Other income (expense), net	$(12.2)	$7.8	$(4.4)	N/M	N/M
Income (loss) before income taxes	$69.3	$141.7	$211.0	(65.6)%	8.4%
Income tax benefit (expense)	$6.4	$(35.4)	$(29.0)	(98.8)%	(48.1)%
Net income (loss)(2)	$76.0	$106.3	$182.3	(89.4)%	35.7%
Per diluted share	$0.35	$0.49	$0.84	(89.4)%	35.5%
Underlying EBITDA(3)			$487.7		1.4%

Molson Coors Brewing Company	Twelve Months Ended December 31, 2018			% Change
(In millions, except per share data) (Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$10,769.6	$—	$10,769.6	(2.1)%	(2.1)%
Net Sales per HL change				0.9%	0.9%
Cost of goods sold	$(6,584.8)	$171.1	$(6,413.7)	5.6%	1.0%
Cost of goods sold per HL change				8.8%	4.1%
Gross profit	$4,184.8	$171.1	$4,355.9	(12.2)%	(6.4)%
Marketing, general and administrative expenses	$(2,802.7)	$38.8	$(2,763.9)	(8.2)%	(7.3)%
Special items, net	$249.7	$(249.7)	$—	N/M	—%
Operating income (loss)	$1,631.8	$(39.8)	$1,592.0	(2.7)%	(4.8)%
Interest income (expense), net	$(298.2)	$—	$(298.2)	(13.1)%	(13.1)%
Other pension and postretirement benefits (costs), net	$38.2	$0.9	$39.1	(19.4)%	—%
Other income (expense), net	$(12.0)	$7.8	$(4.2)	N/M	(39.1)%
Income (loss) before income taxes	$1,359.8	$(31.1)	$1,328.7	(1.7)%	(2.4)%
Income tax benefit (expense)	$(225.2)	$5.8	$(219.4)	N/M	(40.5)%
Net income (loss)(2)	$1,116.5	$(25.3)	$1,091.2	(28.7)%	12.5%
Per diluted share	$5.15	$(0.11)	$5.04	(28.8)%	12.5%
Underlying EBITDA(3)			$2,453.7		(1.7)%

N/M = Not meaningful
(1)	Refer to the table "Reconciliation to Nearest U.S. GAAP Measures" for detailed descriptions and reconciliation of non-GAAP adjustments and results.
(2)	Net income (loss) attributable to MCBC.
(3)	Underlying EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Adoption of Revenue Recognition Guidance

The new revenue recognition accounting standard became effective for us at the beginning of 2018. We have adopted the new standard using the modified retrospective approach, and, therefore, prior period results have not been restated. However, results under the old standard have been disclosed throughout 2018 for comparability, as required by the standard. The following table highlights the impact of this new guidance on summarized components of our unaudited results of operations for the three months ended December 31, 2018, when comparing our current period results of operations under the new guidance, versus our results of operations if historical guidance had continued to be applied.

	Three Months Ended December 31, 2018
	U.S.	Canada	Europe	International	Consolidated
	(In millions)
Impact to Unaudited Results of Operations - Favorable/(Unfavorable):
Net sales	$8.7	$(10.7)	$—	$—	$(2.0)
Cost of goods sold	$—	$—	$—	$—	$—
Gross profit	$8.7	$(10.7)	$—	$—	$(2.0)
Marketing, general and administrative expenses	$1.5	$11.5	$1.2	$—	$14.2
Operating income (loss)	$10.2	$0.8	$1.2	$—	$12.2
Interest income (expense), net	$—	$—	$(0.9)	$—	$(0.9)
Income (loss) before income taxes	$10.2	$0.8	$0.3	$—	$11.3

These impacts are driven primarily by the reclassification of certain cash payments to customers from marketing, general and administrative expenses to a reduction of revenue, as well as a change in the timing of recognition of certain promotional discounts and cash payments to customers. For further discussion regarding the impacts of the adoption of this guidance, refer to Part II—Item 8. Financial Statements and Supplementary Data, Note 2, "New Accounting Pronouncements" of the Form 10-K.

Adoption of Pension and Other Postretirement Benefit Accounting Pronouncement

During the first quarter of 2018, we adopted the FASB's guidance related to classification of pension and other postretirement benefit costs. Specifically, the new guidance requires us only to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period; while the other components of net benefit cost are now presented in the statements of operations separately from the service cost component and outside of operating income. We have also determined that only service cost will be reported within each operating segment, and all other components will be reported within the Corporate segment. These changes to the results of each quarter and full year 2017 were included in the 2018 first quarter Earnings Release. See our 2018 Form 10-K filing for additional detail.

Worldwide Brand and Financial Volumes

Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Effective in the first quarter of 2018, we revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income, non-GAAP underlying EBITDA and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Reconciliations to Nearest U.S. GAAP Measures

Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2018	% change	December 31, 2017 As Restated
U.S. GAAP: Net income (loss) attributable to MCBC	$76.0	(89.4)%	$716.9
Add: Net income (loss) attributable to noncontrolling interests	(0.3)	N/M	4.5
U.S. GAAP: Net income (loss)	75.7	(89.5)%	721.4
Add: Interest expense (income), net	70.9	(16.5)%	84.9
Add: Income tax expense (benefit)	(6.4)	(98.8)%	(519.8)
Add: Depreciation and amortization	213.3	2.3%	208.5
Adjustments included in underlying income(1)	141.7	N/M	(6.9)
Adjustments to arrive at underlying EBITDA(2)	(7.5)	5.6%	(7.1)
Non-GAAP: Underlying EBITDA	$487.7	1.4%	$481.0

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2018	% change	December 31, 2017 As Restated
U.S. GAAP: Net income (loss) attributable to MCBC	$1,116.5	(28.7)%	$1,565.6
Add: Net income (loss) attributable to noncontrolling interests	18.1	(18.5)%	22.2
U.S. GAAP: Net income (loss)	1,134.6	(28.5)%	1,587.8
Add: Interest expense (income), net	298.2	(13.1)%	343.3
Add: Income tax expense (benefit)	225.2	N/M	(204.6)
Add: Depreciation and amortization	857.5	5.5%	812.8
Adjustments included in underlying income(1)	(31.1)	40.1%	(22.2)
Adjustments to arrive at underlying EBITDA(2)	(30.7)	49.8%	(20.5)
Non-GAAP: Underlying EBITDA	$2,453.7	(1.7)%	$2,496.6

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.
(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Twelve Months Ended
		December 31, 2018	December 31, 2017
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$2,331.3	$1,866.3
Less:	Additions to properties(1)	(651.7)	(599.6)
Add/Less:	Cash impact of special items(2)	(310.1)	89.5
Add:	Non-core costs related to acquisition of businesses(3)	52.4	92.8
Non-GAAP:	Underlying Free Cash Flow	$1,421.9	$1,449.0

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities. For the twelve months ended December 31, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment and for the twelve months ended December 31, 2017, primarily reflects costs paid for brewery closures and restructuring activities.
(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition.

Statements of Operations - Molson Coors Brewing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017 As Restated	December 31, 2018	December 31, 2017 As Restated
Financial volume in hectoliters	21.556	23.055	96.627	99.563
Sales	$3,024.4	$3,211.7	$13,338.0	$13,471.5
Excise taxes	(605.7)	(632.1)	(2,568.4)	(2,468.7)
Net sales	2,418.7	2,579.6	10,769.6	11,002.8
Cost of goods sold	(1,596.0)	(1,519.8)	(6,584.8)	(6,236.7)
Gross profit	822.7	1,059.8	4,184.8	4,766.1
Marketing, general and administrative expenses	(663.0)	(780.5)	(2,802.7)	(3,052.0)
Special items, net	(18.0)	(9.1)	249.7	(36.4)
Operating income (loss)	141.7	270.2	1,631.8	1,677.7
Interest income (expense), net	(70.9)	(84.9)	(298.2)	(343.3)
Other pension and postretirement benefits (costs), net	10.7	15.1	38.2	47.4
Other income (expense), net	(12.2)	1.2	(12.0)	1.4
Income (loss) before income taxes	69.3	201.6	1,359.8	1,383.2
Income tax benefit (expense)	6.4	519.8	(225.2)	204.6
Net income (loss)	75.7	721.4	1,134.6	1,587.8
Net (income) loss attributable to noncontrolling interests	0.3	(4.5)	(18.1)	(22.2)
Net income (loss) attributable to MCBC	$76.0	$716.9	$1,116.5	$1,565.6

Basic net income (loss) attributable to MCBC per share:	$0.35	$3.33	$5.17	$7.27
Diluted net income (loss) attributable to MCBC per share:	$0.35	$3.31	$5.15	$7.23

Weighted average shares - basic	216.1	215.5	216.0	215.4
Weighted average shares - diluted	216.7	216.5	216.6	216.5

Dividends per share	$0.41	$0.41	$1.64	$1.64

Molson Coors Brewing Company and Subsidiaries

U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial volume in hectoliters(1)	14.010	15.606	64.272	67.731
Sales(1)	$1,818.3	$1,963.0	$8,234.4	$8,541.7
Excise taxes	(214.5)	(238.3)	(974.5)	(1,036.0)
Net sales(1)	1,603.8	1,724.7	7,259.9	7,505.7
Cost of goods sold(1)	(979.0)	(1,038.7)	(4,277.5)	(4,324.2)
Gross profit	624.8	686.0	2,982.4	3,181.5
Marketing, general and administrative expenses	(382.7)	(460.0)	(1,631.3)	(1,782.7)
Special items, net(2)	(3.3)	(0.1)	(37.8)	(15.3)
Operating income	238.8	225.9	1,313.3	1,383.5
Interest income (expense), net	0.8	(0.9)	8.8	13.1
Other income (expense), net	(0.3)	(1.0)	(1.4)	(2.4)
Income (loss) before income taxes	$239.3	$224.0	$1,320.7	$1,394.2
Add/(less):
Special items, net(2)	3.3	0.1	37.8	15.3
Integration related costs(3)	0.3	0.7	2.9	7.5
Non-GAAP: Underlying pretax income (loss)	$242.9	$224.8	$1,361.4	$1,417.0
Add: Interest expense (income), net	(0.8)	0.9	(8.8)	(13.1)
Add: Depreciation and amortization	129.0	122.2	514.0	485.7
Adjustments to arrive at underlying EBITDA(4)	(1.0)	—	(5.2)	—
Non-GAAP: Underlying EBITDA	$370.1	$347.9	$1,861.4	$1,889.6

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part II—Item 8. Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items, on an actual basis. Special items for the three and twelve months ended December 31, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $5.2 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three and twelve months ended December 31, 2018, $0.3 million and $2.8 million, respectively, of integration costs were incurred in cost of goods sold, and for the twelve months ended December 31, 2018, $0.1 million of integration costs were incurred in marketing, general & administrative expenses. For the three and twelve months ended December 31, 2017, $0.6 million and $2.4 million, respectively, of integration costs were incurred in cost of goods sold, and $0.1 million and $5.1 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.
(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial volume in hectoliters(1)	1.969	2.087	8.554	8.805
Sales(1)	$431.7	$466.0	$1,850.6	$1,906.2
Excise taxes	(109.7)	(113.1)	(458.5)	(448.2)
Net sales(1)	322.0	352.9	1,392.1	1,458.0
Cost of goods sold(1)	(205.1)	(210.4)	(847.0)	(847.0)
Gross profit	116.9	142.5	545.1	611.0
Marketing, general and administrative expenses	(79.4)	(93.7)	(341.9)	(397.5)
Special items, net(2)	(6.6)	(6.3)	(23.8)	(14.4)
Operating income (loss)	30.9	42.5	179.4	199.1
Other income (expense), net	(21.8)	(0.1)	(22.4)	11.1
Income (loss) before income taxes	$9.1	$42.4	$157.0	$210.2
Add/(less):
Special items, net(2)	6.6	6.3	23.8	14.4
Integration related costs(3)	0.1	0.8	0.5	4.1
Other non-core items(4)	19.5	(0.2)	19.5	(8.3)
Non-GAAP: Underlying pretax income (loss)	$35.3	$49.3	$200.8	$220.4
Add: Depreciation and amortization	35.9	35.9	141.9	131.2
Adjustments to arrive at underlying EBITDA(5)	(6.5)	(6.0)	(24.5)	(14.4)
Non-GAAP: Underlying EBITDA	$64.7	$79.2	$318.2	$337.2

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2018, includes accelerated depreciation expense of $1.5 million and $4.5 million, respectively, and for the three and twelve months ended December 31, 2017, includes accelerated depreciation expense of $0.9 million and $4.1 million, respectively, related to the planned closure of the Vancouver brewery. Also incurred in the three and twelve months ended December 31, 2018, are accelerated depreciation charges in excess of normal deprecation of $5.0 million and $20.0 million, respectively, and for the three and twelve months ended December 31, 2017, accelerated depreciation charges in excess of normal depreciation incurred of $5.1 million and $10.3 million, respectively, related to the planned closure of our existing Montreal brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three and twelve months ended December 31, 2018, $0.1 million and $0.5 million, respectively, and for the three and twelve months ended December 31, 2017, $0.8 million and $4.1 million, respectively, of integration related costs were incurred in cost of goods sold.
(4)	For the three and twelve months ended December 31, 2018, charges of $23.8 million were recorded related to the unrealized mark-to-market changes of the HEXO warrants offset by a gain of $4.3 million recorded for the release of our guarantee of the Montreal Canadiens' obligations under a ground lease. For the twelve months ended December 31, 2017, a gain of $8.3 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens. See Part II—Item 8 Financial Statements and Supplementary Data, Note 5, "Other Income and Expense" of the Form 10-K for detailed discussion.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial volume in hectoliters(1)(2)	5.561	5.401	23.772	23.290
Sales(2)	$735.6	$746.5	$3,088.6	$2,888.3
Excise taxes	(271.3)	(273.3)	(1,086.0)	(947.6)
Net sales(2)	464.3	473.2	2,002.6	1,940.7
Cost of goods sold	(301.2)	(301.7)	(1,269.4)	(1,174.4)
Gross profit	163.1	171.5	733.2	766.3
Marketing, general and administrative expenses	(127.2)	(126.6)	(534.6)	(530.3)
Special items, net(3)	(0.6)	(2.6)	(6.0)	(5.0)
Operating income (loss)	35.3	42.3	192.6	231.0
Interest income, net	(1.5)	0.8	(5.1)	3.6
Other income (expense), net	(0.3)	—	(1.1)	0.3
Income (loss) before income taxes	$33.5	$43.1	$186.4	$234.9
Add/(less):
Special items, net(3)	0.6	2.6	6.0	5.0
Integration related costs(4)	0.1	0.2	0.6	0.6
Non-GAAP: Underlying pretax income (loss)	$34.2	$45.9	$193.0	$240.5
Add: Interest expense (income), net	1.5	(0.8)	5.1	(3.6)
Add: Depreciation and amortization	45.0	46.9	188.0	182.3
Adjustments to arrive at underlying EBITDA(5)	—	(1.1)	(1.0)	(6.1)
Non-GAAP: Underlying EBITDA	$80.7	$90.9	$385.1	$413.1

(1)	Excludes royalty volume of 0.469 million hectoliters and 1.787 million hectoliters for the three and twelve months ended December 31, 2018, respectively, and excludes royalty volume of 0.417 million hectoliters and 1.694 million hectoliters for the three and twelve months ended December 31, 2017, respectively.
(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.
(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the twelve months ended December 31, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million. For the three and twelve months ended December 31, 2017, includes accelerated depreciation in excess of normal depreciation of $1.1 million and $6.1 million, respectively. Costs in both years relate to the closure of our Burton South brewery in the U.K., which was completed in the first quarter of 2018. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and twelve months ended December 31, 2018, $0.1 million and $0.6 million, respectively, and for the three and twelve months ended December 31, 2017, $0.2 million and $0.6 million, respectively, of integration related costs were incurred in cost of goods sold.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

International Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial volume in hectoliters(1)	0.480	0.620	2.214	2.394
Sales	$67.9	$78.8	$299.5	$300.9
Excise taxes	(10.2)	(7.4)	(49.4)	(36.9)
Net sales	57.7	71.4	250.1	264.0
Cost of goods sold(2)	(36.5)	(49.8)	(160.4)	(180.5)
Gross profit	21.2	21.6	89.7	83.5
Marketing, general and administrative expenses	(21.8)	(29.0)	(81.6)	(101.7)
Special items, net(3)	(6.1)	(0.1)	(9.3)	(1.6)
Operating income (loss)	(6.7)	(7.5)	(1.2)	(19.8)
Other income (expense), net	—	—	(1.5)	0.1
Income (loss) before income taxes	$(6.7)	$(7.5)	$(2.7)	$(19.7)
Add/(less):
Special items, net(3)	6.1	0.1	9.3	1.6
Integration related costs(4)	0.9	5.4	2.8	12.0
Non-GAAP: Underlying pretax income (loss)	$0.3	$(2.0)	$9.4	$(6.1)
Add: Depreciation and amortization	2.5	2.4	9.9	9.6
Non-GAAP: Underlying EBITDA	$2.8	$0.4	$19.3	$3.5

(1)	Excludes royalty volume of 0.641 million hectoliters and 2.267 million hectoliters for the three and twelve months ended December 31, 2018, respectively, and excludes royalty volume of 0.490 million hectoliters and 1.991 million hectoliters for the three and twelve months ended December 31, 2017, respectively.
(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.
(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.
(4)	For the three and twelve months ended December 31, 2018, $0.5 million and $1.0 million, respectively, of integration costs were incurred in cost of goods sold, and $0.4 million and $1.8 million, respectively, of integration costs were incurred in marketing, general & administrative expenses. For the three and twelve months ended December 31, 2017, $2.2 million and $3.6 million, respectively, of integration costs were incurred in cost of goods sold, and $3.2 million and $8.4 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries

Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial volume in hectoliters	—	—	—	—
Sales	$0.1	$—	$0.8	$0.9
Excise taxes	—	—	—	—
Net sales	0.1	—	0.8	0.9
Cost of goods sold	(103.4)	38.2	(166.4)	122.9
Gross profit	(103.3)	38.2	(165.6)	123.8
Marketing, general and administrative expenses	(51.9)	(71.2)	(213.3)	(239.8)
Special items, net(1)	(1.4)	—	326.6	(0.1)
Operating income (loss)	(156.6)	(33.0)	(52.3)	(116.1)
Interest expense, net	(70.2)	(84.8)	(301.9)	(360.0)
Other pension and postretirement benefits (costs), net	10.7	15.1	38.2	47.4
Other income (expense), net	10.2	2.3	14.4	(7.7)
Income (loss) before income taxes	$(205.9)	$(100.4)	$(301.6)	$(436.4)
Add/(less):
Special items, net(1)	1.4	—	(326.6)	0.1
Integration related costs(2)	12.3	20.8	36.9	57.1
Unrealized mark-to-market (gains) and losses(3)	103.4	(38.3)	166.2	(123.3)
Other non-core items(4)	(11.7)	—	(11.7)	—
Non-core other pension and postretirement benefits (costs), net(5)	(1.2)	(5.4)	0.9	(8.3)
Non-GAAP: Underlying pretax income (loss)	$(101.7)	$(123.3)	$(435.9)	$(510.8)
Add: Interest expense (income), net	70.2	84.8	301.9	360.0
Add: Depreciation and amortization	0.9	1.1	3.7	4.0
Non-GAAP: Underlying EBITDA	$(30.6)	$(37.4)	$(130.3)	$(146.8)

(1)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.
(2)	In connection with the acquisition, for the three and twelve months ended December 31, 2018, we have recorded $12.3 million and $36.9 million, respectively, of integration costs within marketing, general & administrative expenses, and for the three and twelve months ended December 31, 2017, we have recorded $20.8 million and $57.1 million, respectively, of integration costs within marketing, general & administrative expenses.
(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and twelve months ended December 31, 2018, and December 31, 2017, include the unrealized mark-to-market on these commodity swaps.
(4)	A gain of $11.7 million was recognized in other income (expense) during the three and twelve months ended December 31, 2018 for the sale of a non-operating asset.
(5)	For the three and twelve months ended December 31, 2018, activity relates to special termination benefit charges recognized in the second half of 2018 for the U.S. segment restructuring program. For the three and twelve months ended December 31, 2017, includes the retrospective impact of the FASB's new pension and OPEB accounting standard and moving the non-service component of net periodic pension and other postretirement benefits to the Corporate segment. See Part II—Item 8 Financial Statements and Supplementary Data, Note 2, "New Accounting Pronouncements" of the Form 10-K for detailed discussion.

Balance Sheet

Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2018	December 31, 2017 As Restated
Assets
Current assets:
Cash and cash equivalents	$1,057.9	$418.6
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $14.5 and $17.2, respectively	736.0	728.3
Affiliate receivables	8.4	5.5
Other receivables, less allowance for doubtful accounts of $0.2 and $0.5, respectively	126.6	168.2
Inventories, less allowance for obsolete inventories of $16.2 and $8.1, respectively	591.8	591.5
Other current assets, net	245.6	277.6
Total current assets	2,766.3	2,189.7
Properties, less accumulated depreciation of $2,558.8 and $2,096.6, respectively	4,608.3	4,673.7
Goodwill	8,260.8	8,405.5
Other intangibles, less accumulated amortization of $810.3 and $662.3, respectively	13,776.4	14,296.5
Other assets	698.0	681.5
Total assets	$30,109.8	$30,246.9
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payables of $0.1 and $0.4, respectively)	$2,706.4	$2,684.5
Current portion of long-term debt and short-term borrowings	1,594.5	714.8
Total current liabilities	4,300.9	3,399.3
Long-term debt	8,893.8	10,598.7
Pension and postretirement benefits	726.6	848.5
Deferred tax liabilities	2,128.9	1,896.3
Other liabilities	323.8	316.8
Total liabilities	16,374.0	17,059.6
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.4 shares and 204.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.8 shares and 2.9 shares, respectively)	103.2	107.7
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.7 shares, respectively)	557.6	553.2
Paid-in capital	6,773.1	6,688.5
Retained earnings	7,692.9	6,958.4
Accumulated other comprehensive income (loss)	(1,150.0)	(860.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,507.4	12,978.4
Noncontrolling interests	228.4	208.9
Total equity	13,735.8	13,187.3
Total liabilities and equity	$30,109.8	$30,246.9

Cash Flow Statement

Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2018	December 31, 2017 As Restated
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$1,134.6	$1,587.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	857.5	812.8
Amortization of debt issuance costs and discounts	12.7	23.2
Share-based compensation	42.6	58.3
(Gain) loss on sale or impairment of properties and other assets, net	(8.1)	(0.4)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	193.1	(124.3)
Income tax (benefit) expense	225.2	(204.6)
Income tax (paid) received	32.3	86.0
Interest expense, excluding interest amortization	304.2	338.8
Interest paid	(308.7)	(350.3)
Pension expense (benefit)	(57.2)	(67.8)
Pension contributions paid	(8.9)	(310.0)
Change in current assets and liabilities (net of impact of business combinations) and other:
Receivables	(38.4)	(7.2)
Inventories	(10.6)	21.3
Payables and other current liabilities	27.6	31.0
Other assets and other liabilities	(66.6)	(28.3)
Net cash provided by operating activities	2,331.3	1,866.3
Cash flows from investing activities:
Additions to properties	(651.7)	(599.6)
Proceeds from sales of properties and other assets	32.5	60.5
Other	(49.9)	0.9
Net cash used in investing activities	(669.1)	(538.2)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	16.0	4.0
Dividends paid	(354.2)	(353.4)
Payments on debt and borrowings	(319.8)	(3,000.1)
Proceeds on debt and borrowings	—	1,536.0
Debt issuance costs	(0.5)	(7.0)
Net proceeds from (payments on) revolving credit facilities and commercial paper	(374.3)	374.3
Other	23.9	(50.2)
Net cash provided by (used in) financing activities	(1,008.9)	(1,496.4)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	653.3	(168.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(14.0)	26.0
Balance at beginning of year	418.6	560.9
Balance at end of year	$1,057.9	$418.6

Reconciliations to Nearest U.S. GAAP Measures by Line Item

Fourth Quarter 2018	Three Months Ended December 31, 2018
(In millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$2,418.7	$(1,596.0)	$822.7	$(663.0)	$(18.0)	$141.7
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	1.1	1.1
Impairments or asset abandonment charges	—	—	—	—	11.1	11.1
Termination fees and other (gains) losses	—	—	—	—	5.8	5.8
Non-Core items
Integration related costs	—	1.0	1.0	12.7	—	13.7
Unrealized mark-to-market (gains) losses	—	103.4	103.4	—	—	103.4
Tax effects on special and non-GAAP items	—	—	—	—	—	—
Underlying (Non-GAAP)	$2,418.7	$(1,491.6)	$927.1	$(650.3)	$—	$276.8

Fourth Quarter 2018	Three Months Ended December 31, 2018
(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net(4)	Other income (expense), net(5)	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(70.9)	$10.7	$(12.2)	$69.3	$6.4	$76.0	$0.35
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	1.1	—	1.1	—
Impairments or asset abandonment charges	—	—	—	11.1	—	11.1	0.05
Termination fees and other (gains) losses	—	—	—	5.8	—	5.8	0.03
Non-Core items
Integration related costs	—	—	—	13.7	—	13.7	0.06
Unrealized mark-to-market (gains) losses	—	—	—	103.4	—	103.4	0.48
Other non-core items	—	—	7.8	7.8		7.8	0.03
Non-core other pension and postretirement benefits (costs), net	—	(1.2)	—	(1.2)	—	(1.2)	—
Tax effects on special and non-GAAP items	—	—	—	—	(35.4)	(35.4)	(0.16)
Underlying (Non-GAAP)	$(70.9)	$9.5	$(4.4)	$211.0	$(29.0)	$182.3	$0.84

(1)	Adjustments relate to the following segments: U.S. segment $0.3 million, Canada segment $0.1 million, Europe segment $0.1 million, International segment $0.5 million, Corporate segment $103.4 million.
(2)	Adjustments relate to the following segments: International segment $0.4 million, Corporate segment $12.3 million.
(3)	Adjustments relate to the following segments: U.S. segment $3.3 million, Canada segment $6.6 million, Europe segment $0.6 million, International segment $6.1 million, Corporate segment $1.4 million.
(4)	Adjustments relate to the following segment: Corporate segment $(1.2) million.
(5)	Adjustments relate to the following segments: Canada segment $19.5 million, Corporate segment $(11.7) million.

Full Year 2018	Twelve Months Ended December 31, 2018
(In millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$10,769.6	$(6,584.8)	$4,184.8	$(2,802.7)	$249.7	$1,631.8
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	34.7	34.7
Impairments or asset abandonment charges	—	—	—	—	36.5	36.5
Termination fees and other (gains) losses	—	—	—	—	(320.9)	(320.9)
Non-Core items
Integration related costs	—	4.9	4.9	38.8	—	43.7
Unrealized mark-to-market (gains) losses	—	166.2	166.2	—	—	166.2
Tax effects on special and non-GAAP items	—	—	—	—	—	—
Underlying (Non-GAAP)	$10,769.6	$(6,413.7)	$4,355.9	$(2,763.9)	$—	$1,592.0

Full Year 2018	Twelve Months Ended December 31, 2018
(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net(4)	Other income (expense), net(5)	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(298.2)	$38.2	$(12.0)	$1,359.8	$(225.2)	$1,116.5	$5.15
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	34.7	—	34.7	0.16
Impairments or asset abandonment charges	—	—	—	36.5	—	36.5	0.17
Termination fees and other (gains) losses	—	—	—	(320.9)	—	(320.9)	(1.48)
Non-Core items
Integration related costs	—	—	—	43.7	—	43.7	0.20
Unrealized mark-to-market (gains) losses	—	—	—	166.2	—	166.2	0.77
Other non-core items	—	—	7.8	7.8	—	7.8	0.04
Non-core other pension and postretirement benefits (costs), net	—	0.9	—	0.9	—	0.9	—
Tax effects on special and non-GAAP items	—	—	—	—	5.8	5.8	0.03
Underlying (Non-GAAP)	$(298.2)	$39.1	$(4.2)	$1,328.7	$(219.4)	$1,091.2	$5.04

(1)	Adjustments relate to the following segments: U.S. segment $2.8 million, Canada segment $0.5 million, Europe segment $0.6 million, International segment $1.0 million, Corporate segment $166.2 million.
(2)	Adjustments relate to the following segments: U.S. segment $0.1 million, International segment $1.8 million, Corporate segment $36.9 million.
(3)	Adjustments relate to the following segments: U.S. segment $37.8 million, Canada segment $23.8 million, Europe segment $6.0 million, International segment $9.3 million, Corporate segment $(326.6) million.
(4)	Adjustments relate to the following segment: Corporate segment $0.9 million.
(5)	Adjustments relate to the following segments: Canada segment $19.5 million, Corporate segment $(11.7) million.

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